Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Murphy Oil Corporation on Form S-3 and the related Prospectus of our report dated February 27, 2009, except for the effects of discontinued operations as discussed in Note C which is dated September 2, 2009, with respect to the consolidated balance sheets of Murphy Oil Corporation and its subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2008, and related financial statement schedule, which report appears in the Current Report on Form 8-K of Murphy Oil Corporation dated September 2, 2009, and our report with respect to the effectiveness of internal control over financial reporting of Murphy Oil Corporation as of December 31, 2008, included in its annual report on Form 10-K for the year ended December 31, 2008, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which is a part of this Registration Statement.

Our report covering the December 31, 2008 consolidated financial statements refers to changes in the methods of accounting for recognition of defined benefit pension and other postretirement plans in 2006, and to changes in the method of accounting for uncertain tax positions and measurement of defined benefit pension and other postretirement plans in 2007.

/s/ KPMG LLP

Dallas, Texas

September 2, 2009